SENSATA TECHNOLOGIES REPORTS THIRD QUARTER 2018 FINANCIAL RESULTS
Company increases FY-18 revenue guidance and announces $250 million share repurchase plan

Swindon, United Kingdom – October 30, 2018 - Sensata Technologies (NYSE: ST), a global industrial technology company and a leading provider of sensors, today announced financial results for its third quarter ended September 30, 2018.
Revenue in the third quarter of 2018 was $873.6 million, an increase of $54.5 million, or 6.7%, from revenue of $819.1 million in the third quarter of 2017. Excluding a 1.2% negative effect from exited businesses, Sensata reported organic revenue growth of 7.9% in the third quarter of 2018. Changes in foreign exchange rates had a negligible effect on revenue growth in the third quarter of 2018.
Net income in the third quarter of 2018 grew 69.4%, totaling $149.1 million, which was 17.1% of revenue or $0.88 per diluted share, compared to net income of $88.0 million in the third quarter of 2017, which was 10.7% of revenue or $0.51 per diluted share. This increase included a $57.8 million gain, net of transaction costs, related to the Company's divestiture of its non-strategic valves business completed in August 2018.
Adjusted net income in the third quarter of 2018 grew 11.0%, totaling $154.0 million, which was 17.6% of revenue, or $0.91 per diluted share, compared to adjusted net income of $138.8 million in the third quarter of 2017, which was 16.9% of revenue or $0.81 per diluted share. Adjusted EBIT grew 8.0%, totaling $204.9 million, or 23.5% of revenue, in the third quarter of 2018 compared to adjusted EBIT of $189.6 million or 23.2% of revenue, in the third quarter of 2017.
Changes in foreign currency exchange rates increased Sensata's adjusted EBIT margin by 60 basis points, and increased Sensata's adjusted earnings per share by $0.03 in the third quarter of 2018 compared to the prior year period.
“We are exceeding the operational goals we laid out at our Investor Day last December. These goals included accelerating our organic revenue growth, increasing our adjusted EBIT margins, and executing a balanced, returns-driven capital deployment program,” said Martha Sullivan, President and Chief Executive Officer. “Our strong top-line performance in 2018 is being driven by long-term secular growth as we continue to outgrow our markets. Over the past four months, we have returned approximately $400 million in cash to shareholders through our share repurchase program. Today, we are announcing a new $250 million share repurchase authorization, which reflects our continued commitment to a balanced capital deployment strategy and our confidence in the future performance of the Company."
Sensata established a share repurchase authorization at the end of May and repurchased 7.6 million shares for a total consideration of approximately $400 million since its inception. The Company expects to repurchase up to $250 million within the next 18 months as part of its new share repurchase authorization.

Nine Months Ended September 30, 2018
Revenue in the nine months ended September 30, 2018 was $2.7 billion, an increase of $0.2 billion, or 8.4%, from revenue of $2.5 billion in the nine months ended September 30, 2017. Excluding a 1.9% positive effect from changes in foreign exchange rates and a 0.4% negative effect from exited businesses, Sensata reported organic revenue growth of 6.9% in the nine months ended September 30, 2018.
Net income in the nine months ended September 30, 2018 grew 44.2%, totaling $344.9 million, which was 12.9% of revenue or $2.01 per diluted share, compared to net income of $239.2 million in the nine months ended September 30, 2017, which was 9.7% of revenue, or $1.39 per diluted share.
Adjusted net income in the nine months ended September 30, 2018 grew 15.7%, totaling $461.8 million, which was 17.3% of revenue, or $2.69 per diluted share, compared to adjusted net income of $399.3 million in the nine months ended September 30, 2017, which was 16.2% of revenue, or $2.32 per diluted share. Adjusted EBIT grew 11.4%, totaling $612.4 million, or 22.9% of revenue, in the nine months ended September 30, 2018, compared to adjusted EBIT of $549.9 million, or 22.3% of revenue, in the nine months ended September 30, 2017.
Changes in foreign currency exchange rates increased Sensata's revenues by $47.2 million, reduced Sensata's adjusted EBIT margin by 10 basis points, and increased Sensata's adjusted earnings per share by $0.05 in the nine months ended September 30, 2018 compared to the prior year period.
Sensata’s ending cash balance at September 30, 2018 was $811.4 million, an improvement from $753.1 million as of December 31, 2017. During the nine months ended September 30, 2018, Sensata generated operating cash flows of $420.1 million and free cash flow of $308.9 million. The Company’s net debt at September 30, 2018 was $2,487.1 million, a reduction of $72.3 million from December 31, 2017.
Segment Performance

	Three months ended		Nine months ended
$ in 000s	September 30, 2018	September 30, 2017	September 30, 2018	September 30, 2017
Performance Sensing revenue	$649,611	$603,932	$1,988,657	$1,825,904
Performance Sensing profit	178,391	162,655	535,166	483,491
% of Performance Sensing revenue	27.5%	26.9%	26.9%	26.5%

Sensing Solutions revenue	$223,941	$215,122	$685,048	$640,295
Sensing Solutions profit	73,295	72,372	224,249	209,911
% of Sensing Solutions revenue	32.7%	33.6%	32.7%	32.8%
Performance Sensing’s profit as a percentage of revenue totaled 27.5% in the third quarter of 2018. Excluding the impact of changes in foreign currency exchange rates, Performance Sensing’s profit as a percentage of revenue was 26.6%. Sensing Solutions’ profit as a percentage of revenue totaled 32.7% in the third quarter of 2018. Excluding the impact of changes in foreign exchange rates, Sensing Solutions’ profit as a percentage of revenue was 31.9%.

Guidance
For the fourth quarter of 2018, Sensata anticipates revenue to be between $853 million and $877 million, compared to $840.5 million in the fourth quarter of 2017, representing revenue growth of 2 to 4 percent. Excluding changes in foreign currency exchange rates and exited business, Sensata expects to report organic revenue growth of 6 to 8 percent in the fourth quarter. Additionally, the Company expects adjusted net income to be between $161 million and $167 million and adjusted earnings per share to be between $0.97 and $1.01 in the fourth quarter of 2018, representing adjusted EPS growth of 12 to 16 percent, or 16 to 18 percent on an organic basis.

For the full year 2018, the Company anticipates revenue to be between $3.527 billion and $3.551 billion, representing revenue growth of 6 to 8 percent. Excluding changes in foreign currency exchange rates and exited business, Sensata expects to report organic revenue growth of approximately 7 percent for full year 2018, compared to its previous guidance of 5 to 7 percent. For full year 2018, Sensata expects adjusted EBIT to be between $827 million and $833 million. Additionally, the Company expects adjusted net income to be between $623 million and $629 million and adjusted earnings per share to be between $3.66 and $3.70 for full year 2018, representing growth of 15 to 16 percent. Sensata expects that changes in foreign currency exchange rates will increase revenues by approximately 1 percent and will increase adjusted earnings per share by $0.06 to $0.07 for full year 2018.

Conference Call & Webcast

Sensata will conduct a conference call today at 8:00 AM eastern time to discuss its third quarter financial results and its outlook for the fourth quarter and full year 2018. The dial-in numbers for the call are 1-844-784-1726 or +1-412-380-7411 and callers can reference the Sensata third quarter 2018 earnings call. A live webcast and a replay of the conference call will also be available on the investor relations page of Sensata’s website at http://investors.sensata.com. Additionally, a replay of the call will be available until November 6, 2018. To access the replay dial 1-877-344-7529 or 1-412-317-0088 and enter confirmation code: 10125220.

About Sensata Technologies
Sensata Technologies is one of the world's leading suppliers of sensing, electrical protection, control and power management solutions with operations and business centers in eleven countries. Sensata's products improve safety, efficiency, and comfort for millions of people every day in automotive, appliance, aircraft, industrial, military, heavy vehicle, heating, ventilation and air conditioning, data, telecommunications, recreational vehicle, and marine applications. For more information, please visit Sensata's website at www.sensata.com.

Non-GAAP Financial Measures
We supplement the reporting of our financial information determined in accordance with U.S. generally accepted accounting principles (“GAAP”) with certain non-GAAP financial measures. We use these non-GAAP financial measures internally to make operating and strategic decisions, including the preparation of our annual operating plan, evaluation of our overall business performance, and as a factor in determining compensation for certain employees. We believe presenting non-GAAP financial measures is useful for period-over-period comparisons of underlying business trends and our ongoing business performance. We also believe presenting these non-GAAP measures provides additional transparency into how management evaluates the business.
Non-GAAP financial measures should be considered as supplemental in nature and are not meant to be considered in isolation or as a substitute for the related financial information prepared in accordance with U.S. GAAP. In addition, our non-GAAP financial measures may not be the same as, or comparable to, similar non-GAAP measures presented by other companies.
The non-GAAP financial measures referenced by Sensata in this release include: adjusted net income, adjusted net income margin, adjusted earnings per share (“EPS”), adjusted earnings before interest and taxes (“EBIT”), adjusted EBIT margin, free cash flow, net debt, organic revenue growth, and segment profit margin measured on a constant currency basis. We also refer to the change of certain non-GAAP measures, usually reported either as a percentage or number of basis points, between two periods and measured on either a reported or an organic basis, the latter of which excludes the impact of acquisitions, net of exited businesses that occurred within the previous 12 months and the effect of foreign currency exchange rate differences between the comparative periods. Such changes are also considered non-GAAP measures.
Adjusted net income is defined as net income, determined in accordance with U.S. GAAP, excluding certain non-GAAP adjustments which are described in the accompanying reconciliation tables. Adjusted net income margin is calculated by dividing adjusted net income by net revenue. Adjusted EPS is calculated by dividing adjusted net income by the number of diluted weighted-average ordinary shares outstanding in the period. We believe that these measures are useful to investors and management in understanding the ongoing operations and in analysis of ongoing operating trends.
Adjusted EBIT is defined as net income, determined in accordance with U.S. GAAP, excluding interest expense, net, provision for/(benefit from) income taxes, and certain non-GAAP adjustments which are described in the accompanying reconciliation tables. Adjusted EBIT margin is calculated by dividing adjusted EBIT by net revenue. We believe that these measures are useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends.
Free cash flow is defined as net cash provided by operating activities, determined in accordance with U.S. GAAP, less additions to property, plant and equipment and capitalized software. We believe that this measure is useful to investors and management as a measure of cash generated by business operations that will be used to repay scheduled debt maturities and can be used to fund acquisitions, repurchase ordinary shares, or for the repayment of debt obligations.
Net debt is defined as total debt, capital lease and other financing obligations, determined in accordance with U.S. GAAP, less cash and cash equivalents. We believe that this measure is useful to investors and management as an indicator of trends in our overall financial condition.
Organic revenue growth is defined as the reported percentage change in net revenue, determined in accordance with U.S. GAAP, excluding the impact of acquisitions, net of exited businesses that occurred within the previous 12 months and the effect of foreign currency exchange rate differences between the comparative periods. We believe that this measure is useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends.
Segment profit margin measured on a constant currency basis is defined as segment profit, excluding the favorable or unfavorable impact of foreign currency exchange rate differences with the comparative (prior) period, divided by segment revenue, also adjusted to exclude the favorable or unfavorable impact of foreign currency exchange rate differences with the comparative (prior) period. We believe that this measure is useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends.
Safe Harbor Statement
This earnings release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Sensata believes that its expectations are based on reasonable assumptions. No assurance, however, can be given that such expectations will prove to have been correct. A number of factors could cause actual results to differ materially from the projections, anticipated results, or other expectations expressed in this earnings release, including, without limitation, risks associated with regulatory, legal, governmental, political, economic, and military matters; adverse conditions in the automotive industry; competition in our industry, including pressure from customers to reduce prices; supplier interruptions, which could limit access to manufactured components or raw materials; business disruptions due to natural disasters; labor disruptions; difficulties with or failures integrating acquired businesses; market acceptance of new products; fluctuations in foreign exchange rates; and our level of indebtedness. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak to results only as of the date the statements were made; and we undertake no obligation to publicly update or revise any forward-looking statements, whether to reflect any future events or circumstances or otherwise. See "Risk Factors" in the Company's 2017 Annual Report on Form 10-K and other public filings and press releases. Copies of our filings are available from our Investor Relations department or from the SEC website, www.sec.gov.

SENSATA TECHNOLOGIES HOLDING PLC
Condensed Consolidated Statements of Operations
(Unaudited)

In 000s, except per share amounts)
	For the three months ended		For the nine months ended
	September 30, 2018	September 30, 2017	September 30, 2018	September 30, 2017
Net revenue	$873,552	$819,054	$2,673,705	$2,466,199
Operating costs and expenses:
Cost of revenue	558,334	527,239	1,723,300	1,600,163
Research and development	37,800	33,998	111,781	97,005
Selling, general and administrative	73,886	75,891	235,681	226,810
Amortization of intangible assets	33,911	40,317	103,574	121,578
Restructuring and other charges, net	(52,698)	1,329	(48,688)	18,768
Total operating costs and expenses	651,233	678,774	2,125,648	2,064,324
Profit from operations	222,319	140,280	548,057	401,875
Interest expense, net	(38,058)	(40,263)	(114,808)	(120,578)
Other, net	(10,581)	2,834	(26,267)	5,690
Income before taxes	173,680	102,851	406,982	286,987
Provision for income taxes	24,562	14,816	62,086	47,759
Net income	$149,118	$88,035	$344,896	$239,228

Net income per share:
Basic	$0.89	$0.51	$2.03	$1.40
Diluted	$0.88	$0.51	$2.01	$1.39

Weighted-average ordinary shares outstanding:
Basic	167,290	171,269	170,045	171,116
Diluted	168,594	172,245	171,381	172,023

SENSATA TECHNOLOGIES HOLDING PLC
Condensed Consolidated Statements of Comprehensive Income
(Unaudited)

($ in 000s)
	For the three months ended		For the nine months ended
	September 30, 2018	September 30, 2017	September 30, 2018	September 30, 2017
Net income	$149,118	$88,035	$344,896	$239,228
Other comprehensive income/(loss), net of tax:
Cash flow hedges	10,343	(6,784)	39,555	(17,820)
Defined benefit and retiree healthcare plans	3,610	274	4,648	1,489
Other comprehensive income/(loss)	13,953	(6,510)	44,203	(16,331)
Comprehensive income	$163,071	$81,525	$389,099	$222,897

SENSATA TECHNOLOGIES HOLDING PLC
Condensed Consolidated Balance Sheets
(Unaudited)

($ in 000s)
	September 30, 2018	December 31, 2017
Assets
Current assets:
Cash and cash equivalents	$811,394	$753,089
Accounts receivable, net of allowances	614,616	556,541
Inventories	489,251	446,129
Prepaid expenses and other current assets	111,940	92,532
Total current assets	2,027,201	1,848,291
Property, plant and equipment, net	757,185	750,049
Goodwill	2,966,664	3,005,464
Other intangible assets, net	808,666	920,124
Deferred income tax assets	22,214	33,003
Other assets	82,385	84,594
Total assets	$6,664,315	$6,641,525

Liabilities and shareholders’ equity
Current liabilities:
Current portion of long-term debt, capital lease and other financing obligations	$13,378	$15,720
Accounts payable	373,137	322,671
Income taxes payable	19,939	31,544
Accrued expenses and other current liabilities	248,196	259,560
Total current liabilities	654,650	629,495
Deferred income tax liabilities	347,929	338,228
Pension and other post-retirement benefit obligations	27,654	40,055
Capital lease and other financing obligations, less current portion	24,548	28,739
Long-term debt, net	3,220,401	3,225,810
Other long-term liabilities	33,635	33,572
Total liabilities	4,308,817	4,295,899
Total shareholders’ equity	2,355,498	2,345,626
Total liabilities and shareholders’ equity	$6,664,315	$6,641,525

SENSATA TECHNOLOGIES HOLDING PLC
Condensed Consolidated Statements of Cash Flows
(Unaudited)

($ in 000s)	For the nine months ended
	September 30, 2018	September 30, 2017
Cash flows from operating activities:
Net income	$344,896	$239,228
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	79,518	82,014
Amortization of debt issuance costs	5,480	5,528
Gain on sale of business	(63,688)	—
Share-based compensation	17,813	15,106
Loss on debt financing	2,350	—
Amortization of intangible assets	103,574	121,578
Deferred income taxes	9,547	11,836
Unrealized loss on hedges and other	9,020	4,664
Changes in operating assets and liabilities	(88,371)	(107,675)
Net cash provided by operating activities	420,139	372,279

Cash flows from investing activities:
Additions to property, plant and equipment and capitalized software	(111,275)	(103,536)
Proceeds from the sale of business	149,136	—
Proceeds from the sale of assets	—	8,862
Other	5,000	(3,000)
Net cash provided by (used in) investing activities	42,861	(97,674)

Cash flows from financing activities:
Proceeds from exercise of stock options and issuance of ordinary shares	6,051	5,332
Payments of employee restricted stock tax withholdings	(3,673)	(2,817)
Payments on debt	(14,094)	(14,459)
Payments to repurchase ordinary shares	(399,417)	—
Payments of debt and equity issuance costs	(9,931)	(1,117)
Other	16,369	—
Net cash used in financing activities	(404,695)	(13,061)
Net change in cash and cash equivalents	58,305	261,544
Cash and cash equivalents, beginning of period	753,089	351,428
Cash and cash equivalents, end of period	$811,394	$612,972

Revenue by Business, Geography, and End Market (Unaudited)

(% of total revenue)	Three months ended September 30,		Nine months ended September 30,
	2018	2017	2018	2017
Performance Sensing	74.4%	73.7%	74.4%	74.0%
Sensing Solutions	25.6%	26.3%	25.6%	26.0%
Total	100.0%	100.0%	100.0%	100.0%

(% of total revenue)	Three months ended September 30,		Nine months ended September 30,
	2018	2017	2018	2017
Americas	43.5%	41.8%	42.3%	41.9%
Europe	28.4%	31.5%	29.5%	31.7%
Asia/Rest of World	28.1%	26.7%	28.2%	26.4%
Total	100.0%	100.0%	100.0%	100.0%

(% of total revenue)	Three months ended September 30,		Nine months ended September 30,
	2018	2017	2018	2017
Automotive*	59.5%	60.7%	60.2%	61.2%
Heavy vehicle and off-road	16.2%	14.5%	15.6%	14.4%
Appliance and heating, ventilation and air-conditioning	6.1%	6.3%	6.1%	6.5%
Industrial	9.6%	9.6%	9.5%	9.6%
Aerospace	4.7%	4.7%	4.6%	4.6%
All other	3.9%	4.2%	4.0%	3.7%
Total	100.0%	100.0%	100.0%	100.0%
*Includes $11.5 million and $38.4 million of revenue in third quarter and nine months ended September 30, 2018, respectively, reflected in Sensing Solutions segment

	Three months ended September 30, 2018			Nine months ended September 30, 2018
	Reported Growth	Organic Growth	End Market Growth	Reported Growth	Organic Growth	End Market Growth
Automotive*	4.7%	6.8%	(2.6)%	6.7%	5.1%	(0.2)%
Heavy vehicle and off-road	19.4%	19.8%	9.6%	18.0%	16.1%	7.3%
*Excludes Toyota, adjusted for Sensata's geographic mix; excludes $11.5 million and $38.4 million of revenue in third quarter and nine months ended September 30, 2018, respectively, reflected in Sensing Solutions segment

The following unaudited table reconciles Sensata’s net income to adjusted net income for the three and nine months ended September 30, 2018 and 2017.

(In 000s, except per share amounts)	Three months ended September 30,		Nine months ended September 30,
	2018	2017	2018	2017
Net income	$149,118	$88,035	$344,896	$239,228
Restructuring related and other	9,268	3,107	18,271	18,299
Financing and other transaction costs	(54,173)	4,538	(46,414)	4,538
Deferred loss/(gain) on other hedges	4,553	(2,503)	13,752	(5,241)
Depreciation and amortization expense related to the step-up in fair value of fixed and intangible assets and inventory	33,512	41,380	105,023	124,746
Deferred income tax and other tax expense/(benefit)	9,897	2,374	20,783	12,187
Amortization of debt issuance costs	1,837	1,835	5,480	5,528
Total adjustments	$4,894	$50,731	$116,895	$160,057
Adjusted net income	$154,012	$138,766	$461,791	$399,285
Weighted-average diluted shares outstanding	168,594	172,245	171,381	172,023
Adjusted EPS	$0.91	$0.81	$2.69	$2.32
Sensata's definition of adjusted net income excludes the deferred provision for/(benefit from) income taxes and other tax expense/(benefit). Sensata's deferred provision for/(benefit from) income taxes includes: adjustments for book-to-tax basis differences due primarily to the step-up in fair value of fixed and intangible assets and goodwill, the utilization of net operating losses, and adjustments to our U.S. valuation allowance in connection with certain acquisitions. Other tax expense/(benefit) includes certain adjustments to unrecognized tax positions, and for the three and nine months ended September 30, 2018 includes $10.0 million of current tax expense related to the repatriation of profits from certain subsidiaries in China to their parent companies in the Netherlands and the U.S.  The decision to repatriate these profits was the result of Sensata's desire to reduce the Company’s balance sheet exposure, and corresponding P&L volatility, related to the Chinese Renminbi.
As Sensata treats deferred income taxes as an adjustment to compute adjusted net income, the deferred income tax effect associated with the reconciling items, above, would not change adjusted net income for any period presented.
The current income tax (benefit)/expense associated with the reconciling items above, which is included in adjusted net income, would be as follows: Depreciation and amortization expense related to the step-up in fair value of fixed and intangible assets and inventory: ($0.0) million and ($0.0) million for the three months ended September 30, 2018 and 2017, respectively and ($0.0) million and ($0.0) million for the nine months ended September 30, 2018 and 2017, respectively; and Restructuring related and other of ($0.3) million and ($0.1) million for the three months ended September 30, 2018 and 2017, respectively and ($1.0) million and ($0.3) million for the nine months ended September 30, 2018 and 2017, respectively.

The following unaudited table identifies where in the Condensed Consolidated Statements of Operations the adjustments to reconcile net income to adjusted net income were recorded for the three and nine months ended September 30, 2018 and 2017.

($ in 000s)	Three months ended September 30,		Nine months ended September 30,
	2018	2017	2018	2017
Cost of revenue	$3,782	$5,127	$12,507	$15,764
Selling, general and administrative	892	4,269	7,580	7,367
Amortization of intangible assets	32,285	38,896	98,646	117,409
Restructuring and other charges, net	(51,952)	733	(47,803)	7,043
Interest expense, net	1,837	1,835	5,480	5,528
Other, net	8,153	(2,503)	19,702	(5,241)
Provision for income taxes	9,897	2,374	20,783	12,187
Total adjustments	$4,894	$50,731	$116,895	$160,057
The following unaudited table reconciles the Company’s net cash provided by operating activities to free cash flow.

($ in 000s)	Three months ended September 30,		% Change	Nine months ended September 30,		% Change
	2018	2017		2018	2017
Net cash provided by operating activities	$166,226	$138,430	20.1%	$420,139	$372,279	12.9%
Additions to property, plant and equipment and capitalized software	(44,974)	(36,344)	(23.7)%	(111,275)	(103,536)	(7.5)%
Free cash flow	$121,252	$102,086	18.8%	$308,864	$268,743	14.9%

The following unaudited table reconciles Sensata’s diluted net income per share to organic adjusted EPS growth for the three and nine months ended September 30, 2018 and 2017. The amounts in the table below have been calculated based on unrounded numbers. Accordingly, certain amounts may not sum due to the effect of rounding.

	Three months ended September 30,		Nine months ended September 30,
	2018	2017	2018	2017

Diluted net income per share	$0.88	$0.51	$2.01	$1.39
Non-GAAP adjustments:
Restructuring related and other	0.05	0.02	0.11	0.11
Financing and other transaction costs	(0.32)	0.03	(0.27)	0.03
Deferred loss/(gain) on other hedges	0.03	(0.01)	0.08	(0.03)
Depreciation and amortization expense related to the step-up in fair value of fixed and intangible assets and inventory	0.20	0.24	0.61	0.73
Deferred income tax expense and other tax expense/(benefit)	0.06	0.01	0.12	0.07
Amortization of debt issuance costs	0.01	0.01	0.03	0.03
Adjusted EPS	$0.91	$0.81	$2.69	$2.32

Percentage change in adjusted EPS	12.3%		15.9%
Less: year-over-year impact due to:
Foreign exchange rate differences	3.6%		2.1%
Exited business	(1.2)%		(0.4)%
Organic adjusted EPS growth	9.9%		14.2%
The following unaudited table reconciles Sensata’s total debt, capital lease and other financing obligations to net debt.

	Balance as of
($ in 000s)	September 30, 2018	December 31, 2017	Change ($)
Current portion of long-term debt, capital lease and other financing obligations	$13,378	$15,720	$(2,342)
Capital lease and other financing obligations, less current portion	24,548	28,739	(4,191)
Long-term debt, net	3,220,401	3,225,810	(5,409)
Total debt, capital lease and other financing obligations	3,258,327	3,270,269	(11,942)
Less: Discount	(15,857)	(14,424)	(1,433)
Less: Deferred financing costs	(24,308)	(27,758)	3,450
Gross indebtedness	3,298,492	3,312,451	(13,959)
Less: Cash and cash equivalents	811,394	753,089	58,305
Net debt	$2,487,098	$2,559,362	$(72,264)

The following unaudited tables reconcile Sensata’s net income to adjusted EBIT for the three and nine months ended September 30, 2018 and 2017. Percentage amounts in the table below have been calculated based on unrounded numbers. Accordingly, certain amounts may not sum due to the effect of rounding.

	$ in thousands		% of net revenue
	Three months ended September 30,		Three months ended September 30,
	2018	2017	2018	2017
Net income	$149,118	$88,035	17.1%	10.7%
Interest expense, net	38,058	40,263	4.4%	4.9%
Provision for income taxes	24,562	14,816	2.8%	1.8%
Earnings before interest and taxes (“EBIT”)	211,738	143,114	24.2%	17.5%
Non-GAAP adjustments:
Restructuring related and other	9,268	3,107	1.1%	0.4%
Financing and other transaction costs	(54,173)	4,538	(6.2)%	0.6%
Deferred loss/(gain) on other hedges	4,553	(2,503)	0.5%	(0.3)%
Depreciation and amortization expense related to the step-up in fair value of fixed and intangible assets and inventory	33,512	41,380	3.8%	5.1%
Adjusted EBIT	$204,898	$189,636	23.5%	23.2%

Year-over-year change	8.0%		30 bps
Less: year-over-year impact due to:
Foreign exchange rate differences	2.7%		60 bps
Exited business	(1.0)%		0 bps
Organic adjusted EBIT growth	6.3%		(30 bps)

	$ in thousands		% of net revenue
	Nine months ended September 30,		Nine months ended September 30,
	2018	2017	2018	2017
Net income	$344,896	$239,228	12.9%	9.7%
Interest expense, net	114,808	120,578	4.3%	4.9%
Provision for income taxes	62,086	47,759	2.3%	1.9%
Earnings before interest and taxes (“EBIT”)	521,790	407,565	19.5%	16.5%
Non-GAAP adjustments:
Restructuring related and other	18,271	18,299	0.7%	0.7%
Financing and other transaction costs	(46,414)	4,538	(1.7)%	0.2%
Deferred loss/(gain) on other hedges	13,752	(5,241)	0.5%	(0.2)%
Depreciation and amortization expense related to the step-up in fair value of fixed and intangible assets and inventory	105,023	124,746	3.9%	5.1%
Adjusted EBIT	$612,422	$549,907	22.9%	22.3%
Year-over-year change	11.4%		60 bps
Less: year-over-year impact due to:
Foreign exchange rate differences	1.7%		(10 bps)
Exited business	(0.3)%		0 bps
Organic adjusted EBIT growth	10.0%		70 bps

The following unaudited table reconciles Sensata’s projected (GAAP) diluted net income per share to its projected adjusted EPS for the three months and full year ending December 31, 2018. The amounts in the table below have been calculated based on unrounded numbers. Accordingly, certain amounts may not sum due to the effect of rounding.

	Three months ending December 31, 2018		Full year ending December 31, 2018
	Low End	High End	Low End	High End

Projected GAAP Earnings per diluted share	$0.70	$0.71	$2.71	$2.72
Restructuring related and other	0.03	0.04	0.14	0.15
Financing and other transaction costs	—	—	(0.27)	(0.27)
Deferred loss/(gain) on other hedges *	—	—	0.08	0.08
Depreciation and amortization expense related to the step-up in fair value of fixed and intangible assets and inventory	0.20	0.20	0.81	0.81
Deferred income tax and other tax expense/(benefit)	0.03	0.05	0.15	0.17
Amortization of debt issuance costs	0.01	0.01	0.04	0.04
Projected Adjusted Net Income per diluted share	$0.97	$1.01	$3.66	$3.70
Weighted-average diluted shares outstanding (in 000s)	165.6	165.6	169.9	169.9
* We are unable to predict movements in commodity prices and, therefore, the impact of mark-to-market adjustments on our commodity forward contracts to our projected 2018 diluted net income per share. In prior periods, such adjustments have been significant to our reported GAAP earnings.

# # #

Contacts:

Investors:	Media:
Joshua Young	Alexia Taxiarchos
(508) 236-2196	(508) 236-1761
joshua.young@sensata.com	ataxiarchos@sensata.com